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                                                                EXHIBIT 23.10.41



                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement of AIMCO Properties L.P. related to the offer to acquire units of limited partnership interest of Shelter Properties IV Limited Partnership dated January 19, 1999 and to the incorporation by reference therein of our report dated December 2, 1997, with respect to the consolidated financial statements of Shelter Properties IV Limited Partnership included in its Annual Report (Form 10-KSB) for the year ended October 31, 1997, filed with the Securities and Exchange Commission.


                                                          /s/  ERNST & YOUNG LLP


Greenville, South Carolina
January 15, 1999